SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          United Investors Realty Trust
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                   The Committee to Restore Shareholder Value
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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|_|   Fee paid previously with preliminary materials.

|_|   Check box if any part of the fee is offset as provided by Exchange Act
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First, welcome to our new registrants. We appreciate the time you have taken to enter your name and address on our website. We hope you feel as we do that we're getting a raw deal from management. Please read our proxy material in detail. You should have received the material in the mail by now. (We also have a copy on our website at uirtshareholders.com.) Please sign, date and mail the green proxy card as soon as can. Remember the ballot is not valid unless it has a signature and date.

If you purchased your shares through a broker, please do us a favor. Please contact the broker and ask him/her to register on our site and place in the "number of shares" field the number "1". Please ask your broker to notify other holders and brokers to register. We thank you in advance for getting the word out.

I'm sure like us you purchased a slug of this stock because it had a super yield. We were passive investors until we were alerted about the sale of the shopping center in College Station, Texas to a group of Dallas UIRT shareholders. We sent a real estate expert out to the shopping center site to evaluate the sale price. We believe the shopping center was exchanged for UIRT stock at a value that costs the company (and, therefore, the shareholders) approximately $1 million. In other words, the Dallas UIRT shareholders swapped their stock for the shopping center at a $1 million advantage to the value of their UIRT stock. We filed suit to stop the transaction on August 14, 2000. We were successful in delaying the transaction but we couldn't stop it. On September 27, 2000 we amended our lawsuit alleging numerous breaches by the Board of Trust Managers and management. All of this litigation is pending. On March 21, 2001 we filed a separate lawsuit seeking to change the bylaws concerning electing trust managers so that our slate would have equal standing with the proposed slate from the company. That litigation is pending. As you can see, we've spent a lot of time and money with the risk that we may never be reimbursed.

WE'RE JUST PLAIN MAD AND WE'VE DECIDED WE'RE NOT GOING TO TAKE IT ANYMORE.

The cost of this litigation and the proxy fight is estimated at 15 cents per outstanding common share.

UNTIL WE STARTED RAISING HELL, THE MANAGEMENT AND THE BOARD WERE LOWERING OUR DIVIDEND, INCREASING THE MANAGEMENT FEES AND THE ADMINISTRATIVE FEES AND SELLING PROPERTIES TO SATISFY CERTAIN OBLIGATIONS.

We want you to vote with us for two reasons. First, we want to change the bylaws to elect trust managers (equivalent to a board of directors). Currently, the proposed slate as offered by the company can be elected by 50% of the shareholders attending the annual meeting as long as a quorum is present. Therefore, at a minimum approximately 2.2 million shares could elect the company's proposed slate. For our nominees to get elected,

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we need a minimum of approximately 4.4 million shares or 50% of the total outstanding shares. That's a steep hill to climb and it's unfair.

Second, we have a super slate of truly independent trust managers. You can read about them in the proxy. Compare our trust managers with the managers the company is recommending. I think you'll see a big difference. Our trust managers don't even know each other and have zero relationship with the company. We planned the slate with "independence" in mind.

What's the current management up to. Well, in response to all of our allegations they hired three new supposedly independent trust managers back in December 2000. (The law says they should have had a majority of independent trust managers to begin with.) If they truly had independent trust managers, we think some of the excessive charges we've paid for might not have ever happened. One of the first items of business of the reformulated Board of Trustees was to hire First Union Securities (in January 2001) to sell the company.

WE HOPE THEY ARE SUCCESSFUL IN DOING SOMETHING THAT INCREASES SHAREHOLDER VALUE. IF THAT INVOLVES SELLING THE COMPANY, THAT'S FINE WITH US. WE CAN'T TAKE MUCH MORE OF ROB SHARAR'S MANAGEMENT DECISIONS.

WE ARE CONCERNED THAT JUST BEFORE THE SHAREHOLDERS MEETING ON MAY 30, 2001, THAT THE COMPANY ANNOUNCES A SALE. WE ARE CONCERNED THEY GET THEMSELVES ELECTED FOR ANOTHER YEAR AND ALL OF A SUDDEN THE SALE MYSTERIOUSLY FALLS APART. NOW WE'RE STUCK WITH THESE GUYS FOR ANOTHER YEAR. WE DON'T TRUST THESE GUYS.

OUR SLATE IS INDEPENDENT. IF THE COMPANY ANNOUNCES A DEAL, ELECT A TRULY INDEPENDENT BOARD TO EVALUATE THE SALE TO MAKE SURE WE'RE GETTING A FAIR DEAL. WE'RE ALSO CONVINCED THE MANAGEMENT AND THE BOARD HAS NOT DEALT WITH US FAIRLY. AN INDEPENDENT BOARD WOULD HAVE THE AUTHORITY TO LITIGATE ISSUES AND RECOVER ADDITIONAL DOLLARS TO SHORE UP A LOUSY PERFORMING STOCK. A NEW BOARD MIGHT FIND WE'VE BEEN OVERCHARGED BY ROB SCHARAR AND HIS MANAGEMENT COMPANY FOR YEARS. THAT'S OUR MONEY AND WE'RE ENTITLED TO IT.

VOTE YOUR GREEN BALLOT. Do not vote the company card. Their card is white. We'll be in touch. We appreciate your support.

Thanks
David Glatstein
dglatstein@swst.com
Member
Committee to Restore Shareholder Value